 Exhibit 5.1

THE NEWMAN LAW FIRM, PLLC	THE NEWMAN LAW FIRM, PLLC 1872 Pleasantville Road, Suite 177 Briarcliff Manor, NY 10510 Tel: (914) 762-4265 Fax: (212) 202-605 www.newlawtech.com

January 30, 2019

Bioxytran, Inc.

233 Needham Street

Suite 300

Newton, MA 02464

Re:       Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel for Bioxytran, Inc., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-1, as amended (the “Registration Statement”) relating to the registration for the public offering of up to 10,000,000 shares (the “Offering Shares”) of common stock of the Company, par value $.001 per share (the “Common Stock “), and 3,285,821shares (the “Selling Stockholder Shares,” together with the Offering Shares, the “Shares”) of Common Stock issuable upon conversion of convertible promissory notes and a warrant which are to be offered and sold by the Auctus Fund, LLC (the “Selling Stockholders”) as set forth in the Registration Statement. As used in this opinion letter, the term “IPO Prospectus” refers to the Offering Prospectus in the Registration Statement in the form first filed with the Commission following the Effective Time pursuant to Rule 424(b) of the rules and regulations under the Securities Act.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement.  For purposes of this opinion, we have examined the Registration Statement, the Company’s Articles of Incorporation and Bylaws, each as amended to date, and the corporate actions of the Company that provides for the issuance of the Shares and we have made such other investigation as we have deemed appropriate.  We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion; we have also relied on a certificate from an officer of the Company.

We have made assumptions that are customary in opinions of this kind, including the assumptions of the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

Based upon and subject to the foregoing, it is our opinion that the Offering Shares and Stockholder Shares have been duly authorized and the Selling Stockholder Shares, when issued and paid for pursuant to the terms of the promissory note and warrant and as described in the Registration Statement and IPO Prospectus and the Shares when issued and paid for as described in the Registration Statement and IPO Prospectus, will be, validly issued, fully paid and non-assessable.

This opinion is limited to the Federal laws of the United States, and the applicable statutory provisions of the Nevada Revised Statutes of the State of Nevada, including all applicable provisions of the Nevada Constitution and all regulations related to and all reported judicial decisions interpreting those laws and provisions.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to this firm in the Registration Statement under the heading “Legal Matters.”

This opinion is rendered pursuant to Item 601(b)(5)(i) of Regulation S-K under the Act and may not be used or relied upon for any other purpose. This opinion is given as of the effective date of the Registration Statement, and we assume no obligation to update or supplement the opinions contained herein to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

Very truly yours,

/s/ THE NEWMAN LAW FIRM, PLLC
The Newman Law Firm, PLLC